AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2007

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL

CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	22-1852179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12015 LEE JACKSON HIGHWAY

FAIRFAX, VA 22033

(703) 218-6000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

MANTECH INTERNATIONAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (F/B/O GEORGE J. PEDERSEN)

George J. Pedersen

Chief Executive Officer

ManTech International Corporation

12015 Lee Jackson Highway

Fairfax, VA 22033

(703) 218-6000

(Name, address, including zip code, and telephone

number, including area, code, of agent for service)

Copies to:

Steven D. Kittrell

McGuireWoods LLP

1050 Connecticut Ave., N.W.

Suite 1200

Washington, D.C. 20036

(212) 857-1700

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed aggregate offering price(3)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	609,296	$37.47	$22,830,321	$2,443

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers, in addition to the number of shares of common stock stated above, additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions.
(2)	Solely for the purpose of calculating the registration fee, the offering price per share, the aggregate offering price, and the amount of the registration fee have been computed in accordance with Rule 457(c) under the Securities Act of 1933. Accordingly, the price per share of common stock has been calculated to be equal to the average of the high and low prices for a share of common stock as reported by the NASDAQ Global Select Market on January 3, 2007, which is a specified date within five business days prior to the original date of filing of this registration statement.
(3)	Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933.

EXPLANATORY NOTE

This registration statement on Form S-8, filed by ManTech International Corporation, a Delaware corporation (“ManTech”), registers 609,296 shares of its Class A common stock, par value $0.01 per share, that may be issued upon the conversion of Class B common stock currently held under the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) (the “Plan”).

This registration statement also registers 609,296 shares of ManTech Class A common stock for reoffer and sale by George J. Pedersen, the Plan’s sole participant.

This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3, pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and sales of the shares that have been acquired by Mr. Pedersen under the Plan. The second part contains information required in the registration statement under Part II of Form S-8.

The information specified in Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. Such information will be sent or given to Mr. Pedersen as specified by Rule 428(b)(1) under the Securities Act of 1933.

REOFFER PROSPECTUS

MANTECH INTERNATIONAL CORPORATION

Class A Common Stock

This reoffer prospectus relates to 609,296 shares of Class A common stock (“Class A Stock”) of ManTech International Corporation (“ManTech”) that may be issued to George J. Pedersen (the “Selling Shareholder”) upon the conversion of Class B common stock currently held under the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) (the “Plan”).

The American Jobs Creation Act of 2004 imposed new tax-related requirements on certain types of compensation arrangements, including the Plan. The shares of Class B common stock currently held by the Plan are to be distributed to the Selling Shareholder during fiscal year 2007 to comply with applicable provisions of the Internal Revenue Code. The shares of Class B common stock will be converted to shares of Class A Stock upon their sale, gift or other transfer by the Selling Shareholder. The Selling Shareholder expects to donate a significant portion of the shares of the Class A Stock offered under this reoffer prospectus to one or more charitable organizations.

In addition to or in lieu of donating the shares, the Selling Shareholder may sell the shares of Class A stock covered by this reoffer prospectus from time to time in the public market. The Selling Shareholder may sell the shares of Class A Stock on the NASDAQ Global Select Market, in negotiated transactions, or through a combination of these methods, at prevailing market prices or at privately negotiated prices, either directly or through agents or broker-dealers, or through any other means described in the section titled “PLAN OF DISTRIBUTION,” beginning on Page 15. The Selling Shareholder will receive all of the proceeds from any sales of the shares of the Class A Stock offered under this reoffer prospectus.

Our Class A Stock is quoted on the NASDAQ Global Select Market under the symbol “MANT.” On January 3, 2007, the last reported sale price of our Class A Stock on the NASDAQ Global Select Market was $37.80 per share. Our address is 12015 Lee Jackson Highway, Fairfax, Virginia 22033, and our phone number is (703) 218-6000.

The shares offered by means of this reoffer prospectus involve a high degree of risk. See “RISK FACTORS” beginning on Page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO WHICH THIS REOFFER PROSPECTUS RELATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is January 5, 2007.

i

FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains forward-looking statements that involve substantial risks and uncertainties, many of which are outside of our control. We believe that these statements are within the definition of the Private Securities Litigation Reform Act of 1995. You can often identify these statements by the use of words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “plan,” “seek,” “estimate,” “continue” and other similar words or variations on such words. Additionally, statements concerning future matters or matters that are not historical are forward-looking statements. You should read our forward-looking statements carefully because they discuss our future expectations, make projections of our future results of operations or financial condition, or state other “forward-looking” information.

Although forward-looking statements in this reoffer prospectus reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” below, as well as those discussed elsewhere in this reoffer prospectus. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this reoffer prosepctus. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this reoffer prosectus. We also suggest that you carefully review and consider the various disclosures made in this reoffer prospectus that attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

RISK FACTORS

We depend on contracts with the U.S. federal government for substantially all of our revenues. If our relationships with the federal government are harmed, our business could be adversely affected.

We expect that federal government contracts will continue to be the primary source of our revenues for the foreseeable future. We derived approximately 98% of our revenues from our federal government customers, (consisting primarily of customers in the Intelligence Community, the Departments of Defense, State, Homeland Security and Justice, and other U.S. federal government agencies) in each of the last two years. Our business, prospects, financial condition or operating results could be materially harmed if

•	We are suspended or debarred from contracting with the federal government or a significant government agency,

•	Our reputation or relationship with government agencies is impaired, or

•	The government ceases to do business with us, or significantly decreases the amount of business it does with us.

Among the key factors in maintaining our relationships with federal government agencies are our performance on individual contracts and task orders, the strength of our professional reputation and the relationships of our senior management with our customers.

Federal government spending priorities may change in a manner that harms our business.

Our business depends upon continued federal government expenditures on intelligence, defense and other programs that we support. These expenditures have not remained constant over time. For example, the overall U.S. defense budget declined for periods of time in the late 1980s and the early 1990s. While spending authorizations for intelligence and defense-related programs by the government have increased in recent years, and in particular after the September 11, 2001 terrorist attacks, future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Our business, prospects, financial condition or operating results could be materially harmed by the following

•	Budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding,

•	Changes in federal government programs or requirements,

•	Federal government shutdowns (such as that which occurred during the federal government’s 1996 fiscal year) and other potential delays in the government appropriations process,

•	Curtailment of the federal government’s use of professional services providers,

•	Competition and consolidation in the information technology industry,

•	The adoption of new laws or regulations,

•	Delays in the payment of our invoices by federal government offices due to problems with, or upgrades to, federal government information systems, or for other reasons, and

•	General economic conditions.

Federal government contracts contain provisions that are unfavorable to us.

Federal government contracts contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts. These provisions may allow the government to

•	Terminate existing contracts for convenience, as well as for default,

•	Reduce or modify contracts or subcontracts,

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable,

•	Decline to exercise an option to renew a multi-year contract,

•	Claim rights in products and systems produced by us,

•	Suspend or debar us from doing business with the federal government or with a governmental agency, and

•	Control or prohibit the export of our products.

If the government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. We may experience performance issues on some of our contracts. We may receive show cause or cure notices under contracts that, if not addressed to the government’s satisfaction, could give the government the right to terminate those contracts for default or to cease procuring our services under those contracts in the future.

We may be exposed to liabilities or losses from operations that we have or will discontinue or otherwise sell, including our MSM subsidiary.

In 2005, we reached a final corporate determination to exit the personnel security investigation (PSI) services business and discontinue operations at our MSM subsidiary. We intend to sell MSM as a going-concern and are in continuing discussions with potential buyers. We expect to complete a sale or other disposition of the MSM operations by the end of February 2007; however, we cannot assure you that we will complete a transaction under the terms currently contemplated, or even at all. Similarly, we may incur unanticipated additional costs in connection with the sale or disposition of MSM. If we are not able to sell or dispose of MSM on the terms currently contemplated, our business, prospects, financial condition or operating results could be harmed.

In recent years, we have sold or wound down the operations of other businesses as well.

For more information on these discontinued operations, please see our current Form 10-K, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Discontinued Operations and Note 16 to our consolidated financial statements. Our consolidated financial statements reflect, under the heading “Discontinued Operations,” our estimate of the net losses we expected from these operations through the date we estimated they would be disposed, and all losses expected to be realized upon the disposal of these operations. Even after the disposition of these businesses, we may continue to be exposed to some liabilities arising from their prior operations. Additionally, when we sell one of our subsidiaries, the operative contractual agreement may contain provisions that require us to indemnify the purchaser for certain liabilities that arose prior to the sale date but that are discovered afterwards. Even though these liabilities are often capped, until the indemnification period expires, we may continue to be exposed to such liabilities.

If we fail to comply with complex procurement laws and regulations, we could be liable for various penalties or sanctions.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government contracts. In complying with these laws and regulations, we may incur additional costs, and non-compliance may also allow for the assignment of additional fines and penalties, including contractual damages. Among the more significant laws and regulations affecting our business are the following:

•	The Federal Acquisition Regulations

Along with agency regulations supplemental to the Federal Acquisition Regulations, comprehensively regulate the formation, administration and performance of federal government contracts

•	The Truth in Negotiations Act

Requires certification and disclosure of all cost and pricing data in connection with contract negotiations

•	The Cost Accounting Standards and Cost Principles

Imposes accounting requirements that govern our right to reimbursement under certain cost-based federal government contracts

•	Laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the export of certain products and technical data. We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. government.

Our contracting agency customers periodically review our performance under and compliance with the terms of our federal government contracts. We also routinely perform internal reviews. As a result of these reviews, we may learn that we are not in compliance with all of the terms of our contracts. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including

•	Termination of contracts

•	Forfeiture of profits

•	Cost associated with triggering of price reduction clauses

•	Suspension of payments

•	Fines, and

•	Suspension or debarment from doing business with federal government agencies.

If we fail to comply with these laws and regulations, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts in the future or receive renewals of existing contracts. If we are subject to civil and criminal penalties and administrative sanctions or suffer harm to our reputation, our current business, future prospects, financial condition, or operating results could be materially harmed. In addition, we are subject to industrial security regulations of the Department of Defense and other federal agencies that are designed to safeguard against unauthorized release or access to classified information by foreign nationals. The government may also reform our procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts.

Unfavorable federal government audit results could subject us to penalties or sanctions, and could harm our reputation and relationships with our customers and impair our ability to win new contracts.

The Defense Contract Audit Agency (DCAA) and other government agencies routinely audit and investigate government contracts. These agencies review a contractor’s performance on its contract, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Therefore, a DCAA audit could materially affect our competitive position and result in a substantial adjustment to our revenues. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us.

We derive significant revenues from contracts awarded through a competitive bidding process.

We expect that a significant portion of our future business will be awarded through competitive bidding. Competitive bidding presents a number of risks, including

•	Bidding on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns,

•	Spending substantial cost and managerial time and effort to prepare bids and proposals for contracts that may not be awarded to us, which may result in reduced profitability,

•	Failing to accurately estimate the resources and cost structure that will be required to service any contract we are awarded,

•	Incurring expense and delay due to a competitor’s protest or challenge of contract awards made to us, including the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract, which may result in reduced profitability,

•	Changes to client bidding practices or government reform of its procurement practices, which may alter the prescribed contract relating to GSA contracts or other government-wide contracts, and

•	Changes in policy and goals by the government providing set aside funds to small businesses, disadvantaged businesses, and other socio-economic requirements in the allocation of contracts.

We may not be provided the opportunity in the near term to bid on contracts that are held by other companies and are scheduled to expire if the government extends the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may be unable to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected.

The government may terminate our federal government contracts at any time.

We derive substantially all of our revenue from federal government contracts that may span one or more base years and one or more option years. The option periods typically cover more than one-half of the contract’s duration. Federal government agencies generally have the right not to exercise these option periods. Additionally, federal government contracts typically contain provisions permitting a government client to terminate the contracts for its convenience. A decision not to exercise option periods or a decision to terminate contracts could result in a substantial adjustment to our revenues and reduce the profitability of these contracts to us.

We may not accurately estimate the expenses, time and resources necessary to satisfy our contractual obligations.

We enter into three types of federal government contracts for our services: cost-plus, time-and-materials and fixed-price. For our last two fiscal years, we derived revenue from such contracts as follows:

Contract Type	2005	2004
Cost-Plus	26.8%	28.7%
Time-and-Materials	63.0%	61.4%
Fixed Price	10.2%	9.9%

Under cost-plus contracts, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. To the extent that the actual costs incurred in performing a cost-plus contract are within the contract ceiling and allowable under the terms of the contract and applicable regulations, we are entitled to reimbursement of our costs, plus a profit. However, if our costs exceed the ceiling or are not allowable under the terms of the contract or applicable regulations, we may not be able to recover those costs. Under time-and-materials contracts, we are reimbursed for labor at negotiated hourly billing rates and for certain expenses. We assume financial risk on time-and-material contracts because we assume the risk of performing those contracts at negotiated hourly rates. Under fixed-price contracts, we perform specific tasks for a fixed price. Compared to cost-plus contracts, fixed-price contracts generally offer higher margin opportunities, but involve greater financial risk because we bear the impact of cost overruns and bear the risk of underestimating the level of effort required to perform the contractual obligations, which could result in increased costs and expenses. Our profits could be adversely affected if our costs under any of these contracts exceed the assumptions we used in bidding for the contract.

If we acquire other businesses, our contract mix may change.

We may not receive the full amount authorized under our contracts and we may not accurately estimate our backlog.

As of December 31, 2005, our estimated contract backlog totaled approximately $2.3 billion, of which approximately $467 million was funded. Backlog is our estimate of the remaining future revenues from existing signed contracts, and assume the exercise of all options relating to such contracts. Backlog also includes estimates of revenues for solutions that we believe we will be asked to provide in the future under the terms of executed multiple-award contracts, and estimates of revenues from indefinite delivery indefinite quantity (IDIQ) contracts.

Our estimates of future revenues are necessarily inexact, and the receipt and timing of any of these revenues is subject to various contingencies, many of which are beyond our control. The actual accrual of revenues on programs included in backlog and funded backlog may never occur, or may change as a result of a program schedule change, a program cancellation, a contract modification, an option that we had assumed would be exercised not being exercised, or an inaccurate estimate regarding the level of solutions that we are asked to provide.

There can be no assurance that our backlog will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. In recent years we have derived a significant percentage of our revenues under GSA schedule contracts and task orders, which are procurement vehicles under which government agencies may, but are not required to, purchase professional services or products. Our estimates are based on our experience using such vehicles and similar contracts. However, there are no assurances that all, or any, of such estimated contract value will be recognized as revenue.

Many of our federal government customers execute their procurement budgets through multiple award contracts under which we are required to compete for post-award orders, or for which we may not be eligible to compete, potentially limiting our ability to win new contracts and increase revenue.

Budgetary pressures and reforms in the procurement process have caused many U.S. federal government customers to increasingly purchase goods and services through multiple award IDIQ contracts, General Services Administration (GSA) Schedule contracts and other multiple award and/or Government Wide Acquisition Contracts (GWAC) vehicles. These contract vehicles have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenues under the relevant contract. There can be no assurance that we will continue to increase revenues or otherwise sell successfully under these contract vehicles. Our failure to compete effectively in this procurement environment could harm our operating results.

Failure to maintain strong relationships with other contractors could result in a decline in our revenues.

In 2005 and 2004, we derived 18.7% and 14.0% of our revenues, respectively, from contracts in which we acted as a subcontractor to other contractors or to joint ventures that we and other contractors formed to bid on and execute particular contracts or programs. We expect to continue to depend on relationships with other contractors for a portion of our revenues for the foreseeable future. Our business, prospects, financial condition or operating results could be harmed if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, either because they choose to establish relationships with our competitors or because they choose to directly offer services that compete with our business, or if the government terminates or reduces these other contractors’ programs or does not award them new contracts.

If we are unable to manage our growth, our business could be adversely affected.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. To continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth while maintaining our quality of service and profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

We may not be successful in identifying acquisition candidates, and we may undertake acquisitions that could increase our costs or liabilities or be disruptive.

One of our key operating strategies is to selectively pursue acquisitions. We have made a number of acquisitions in the past, are currently evaluating a number of potential acquisition opportunities, and will consider other acquisitions in the future. We may not be able to identify suitable acquisition candidates at prices we consider appropriate, or finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. Acquisitions of large businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership.

If we are unable to successfully integrate companies that we acquire, our revenue and operating results could suffer. The integration of such businesses into our operations may result in unforeseen operating difficulties (including incompatible accounting and information management systems), may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our business. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In certain acquisitions, federal acquisition regulations may require us to enter into government novation agreements, a potentially time-consuming process. We also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. We may experience attrition, including, but not limited to, key employees of the acquired companies, during and following the integration of the acquired businesses that could reduce our future revenue. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other clients, we, as the successor owner, may be financially responsible for these violations and failures and may suffer harm to our reputation or otherwise be adversely affected. The discovery of any material liabilities associated with our acquisitions could cause us to incur additional expenses and cause a reduction in our operating profits.

If we fail to recruit and retain skilled employees or employees with the necessary security clearances, we might not be able to perform under our contracts or win new business.

To be competitive, we must have employees who have advanced information technology and technical services skills and who work well with our customers in a government or defense-related environment. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be negatively impacted. In addition, some of our contracts contain provisions requiring us to commit to staff a program with certain personnel the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract, and we may not be able to recover certain incurred costs.

We face competition from other firms, many of which have substantially greater resources.

We operate in highly competitive markets and generally encounter intense competition to win contracts. We compete with many other firms, ranging from small, specialized firms to large, diversified firms, many of which have substantially greater financial, management and marketing resources than we do. Our competitors may be able to provide our customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of qualified professional personnel. Our failure to compete effectively with respect to any of these or other factors could cause our revenue and operating profits to decline. In addition, our competitors also have established or may establish relationships among themselves or with third parties to increase their ability to address our customers’ needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge.

Mr. Pedersen, our Chairman and Chief Executive Officer, effectively controls our company, and his interests may not be aligned with those of other stockholders.

As of December 31, 2005, Mr. Pedersen owned approximately 45.5% of our outstanding shares of Class A and Class B common stock, and owned or controlled approximately 89.3% of the combined voting power of our stock. Accordingly, Mr. Pedersen controls the vote on all matters submitted to a vote of our stockholders. As long as Mr. Pedersen beneficially owns a majority of the combined voting power of our common stock, he will have the ability, without the consent of our public stockholders, to elect all members of our board of directors and to control our management and affairs. Mr. Pedersen’s voting control may have the effect of preventing or discouraging transactions involving an actual or a potential change of control of the Company, regardless of whether a premium is offered over then-current market prices. Mr. Pedersen will be able to cause a change of control of the Company. Mr. Pedersen could also cause a registration statement to be filed and to become effective under the Securities Act of 1933, thereby permitting him to freely sell or transfer the shares of common stock that he owns. In addition, the interests of Mr. Pedersen may conflict with the interests of other holders of our common stock.

The loss of any member of our senior management could impair our customer relationships and disrupt the management of our business.

We believe that our success depends in part on the continued contributions of our co-founder, Chairman of the Board of Directors and Chief Executive Officer, George J. Pedersen; our President and Chief Operating Officer, Robert A. Coleman; our Chief Financial Officer, Kevin M. Phillips; our Senior Executive Vice President, Eugene C. Renzi; and other members of our senior management. We rely on our executive officers and senior management to generate business and execute programs successfully. Furthermore, the relationships and reputation that members of our management team have established and maintain with government and military personnel contribute to our ability to maintain good customer relations and to identify new business opportunities. The loss of Mr. Pedersen, Mr. Coleman, Mr. Phillips, Mr. Renzi or any other senior management personnel could impair our ability to identify and secure new contracts, to maintain good customer relationships and otherwise to manage our business.

We may be liable for systems and service failures.

We create, implement and maintain information technology and technical services solutions that are often critical to our customers’ operations, including those of federal, state and local governments. We have experienced and may in the future experience some systems and service failures, schedule or delivery delays and other problems in connection with our work. If our solutions, services, products or other applications have significant defects or errors, are subject to delivery delays or fail to meet our customers’ expectations, we may

•	Lose revenues due to adverse customer reaction,

•	Be required to provide additional services to a customer at no charge,

•	Receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers, and

•	Suffer claims for substantial damages against us.

In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenues if they result in customers postponing subsequently scheduled work or canceling or failing to renew contracts.

While many of our contracts with the federal government limit our liability for damages that may arise from negligence in rendering services to our customers, we cannot be sure that these contractual provisions will protect us from liability for damages if we are sued. Furthermore, our errors and omissions and product liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to our management and may harm our reputation.

Covenants in our credit facility may restrict our financial and operating flexibility.

We maintain a credit facility with Citizens Bank of Pennsylvania, KeyBank National Association, Branch Banking and Trust Company of Virginia, Chevy Chase Bank, F.S.B., and PNC Bank, N.A. Our agreement initially provides for a $125 million revolving credit facility that can be increased to $200 million. The maturity date of the agreement is February 25, 2009. Our credit facility contains covenants that limit or restrict our ability to borrow additional money, merge or consolidate, sell or dispose of assets other than in the ordinary course of business, make acquisitions, enter into related-party transactions, pay dividends, and make certain capital expenditures. Our credit facility also requires us to maintain specified financial covenants relating to asset coverage, fixed charge coverage, and debt coverage ratios. Our ability to satisfy these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet these ratios. Default under our credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our assets to secure the debt under our credit facility. If the lenders declare amounts outstanding under the credit facility to be due, the lenders could proceed against those assets. Any event of default, therefore, could have a material adverse effect on our business if the creditors determine to exercise their rights. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility, restrict our ability to pay dividends on our common stock or subject us to other events of default.

From time to time we may require consents or waivers from our lenders to permit actions that are prohibited by our credit facility. If our lenders refuse to provide waivers of our credit facility’s restrictive covenants and/or financial ratios, then we may be in default under our credit facility, and we may be prohibited from undertaking actions that are necessary or desirable to maintain and expand our business.

Security breaches in classified government systems could adversely affect our business.

Many of the programs we support and systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other classified government functions. While we have programs designed to comply with relevant security laws, regulations and restrictions, a security breach in one of these systems could cause serious harm to our business, damage our reputation and prevent us from being eligible for further work on critical classified systems for federal government customers. Losses that we could incur from such a security breach could exceed the policy limits that we have for errors and omissions or product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install and maintain could materially reduce our revenue.

Our quarterly operating results may fluctuate.

Our quarterly revenues and operating results may fluctuate significantly in the future. A number of factors cause our revenues, cash flow and operating results to vary from quarter to quarter, including

•	Fluctuations in revenues earned on fixed-price contracts and contracts with a performance-based fee structure,

•	Commencement, completion or termination of contracts during any particular quarter,

•	Timing of award or performance incentive fee notices,

•	Timing of significant bid and proposal costs,

•	Variable purchasing patterns under government GSA schedule contracts, blanket purchase agreements and indefinite delivery/indefinite quantity contracts,

•	Strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures,

•	Seasonal fluctuations in our staff utilization rates,

•	Changes in Presidential administrations and senior federal government officials that affect the timing of technology procurement,

•	Changes in federal government policy or budgetary measures that adversely affect government contracts in general, and

•	Increased purchase requests from customers for equipment and materials in connection with the federal government’s fiscal year end, which may affect our quarter operating results.

Because a relatively large amount of our expenses are fixed, cash flows from our operations may vary significantly as a result of changes in the volume of services provided under existing contracts and the number of contracts that are commenced, completed or terminated during any quarter. We incur significant operating expenses during the start-up and early stages of large contracts, and typically we do not receive corresponding payments in that same quarter. We may also incur significant or unanticipated expenses when a contract expires, terminates or is not renewed.

Payments due to us from federal government agencies may be delayed due to billing cycles or as a result of failures of governmental budgets to gain Congressional and Administration approval in a timely manner. The federal government’s fiscal year ends September 30. If a federal budget for the next fiscal year has not been approved by that date in each year, our clients may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of that year or the first quarter of the subsequent year. The federal government’s fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests we receive as a result of the federal government’s fiscal year end would serve to increase our third or fourth quarter revenue, but may decrease profit margins for that quarter, as these activities generally may not be as profitable as our typical offerings.

Our business depends upon obtaining and maintaining required security clearances.

Many of our federal government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with Department of Defense requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts.

Our employees or subcontractors may engage in misconduct or other improper activities, which could cause us to lose contracts.

While we have ethics and compliance programs in place, we are exposed to the risk that employee fraud or other misconduct could occur. Additionally, from time to time we enter into arrangements with subcontractors and joint venture partners to bid on and execute particular contracts or programs; as a result, we are exposed to the risk that fraud or other misconduct or improper activities by such persons may occur. Misconduct by employees, subcontractors or joint venture partners could include intentional failures to comply with federal laws, federal government procurement regulations or the terms of contracts that we receive, falsifying time records or failures to disclose unauthorized or unsuccessful activities to us. These actions could lead to civil, criminal, and/or administrative penalties (including fines, imprisonment, suspension and/or debarment from performing federal government contracts) and harm our reputation. Misconduct by our employees, subcontractors or joint venture partners could also involve the improper collection, handling or use of our customers’ sensitive or classified information, which could result in regulatory sanctions and serious harm to our reputation. We have from time to time experienced occurrences of misconduct and improper activities by our employees, subcontractors or joint venture partners. It is not always possible to deter misconduct by our employees, subcontractors or joint venture partners. Under certain circumstances, conduct of our employees can be imputed to the ManTech subsidiary for which they work and the conduct of ManTech subsidiaries can be imputed to ManTech International Corporation with the consequence that ManTech International Corporation could be subject to sanctions and penalties for actions taken by our subsidiaries and/or the employees of our subsidiaries. The precautions we take to prevent and detect such activity may not be effective in controlling unknown or unmanaged risks or losses, and such misconduct by employees, subcontractors or joint venture partners could result in serious civil or criminal penalties or sanctions or harm to our reputation, which could cause us to lose contracts or cause a reduction in revenue.

We may be harmed by intellectual property infringement claims.

We may be subject to claims from our employees or third parties who assert that software solutions and other forms of intellectual property that we used in delivering services and solutions to our customers infringe upon intellectual property rights of such employees or third parties. If our vendors, our employees or third parties assert claims that we or our customers are infringing on their intellectual property rights, we could incur substantial costs to defend these claims. In addition, if any of these infringement claims are ultimately successful, we could be required to

•	Cease selling or using products or services that incorporate the challenged software or technology,

•	Obtain a license or additional licenses, or

•	Redesign our products and services that rely on the challenged software or technology.

USE OF PROCEEDS

All of the shares of Class A Stock being offered by means of this reoffer prospectus will be sold or otherwise transferred by the Selling Shareholder, who will receive all proceeds from any sales. In addition, other than the completion and filing of this registration statement, we will not participate in the reoffering or sale of the shares of Class A Stock by the Selling Shareholder.

SELLING SHAREHOLDER

All 609,296 shares of Class A Stock that are being registered pursuant to this registration statement will be offered for the account of George J. Pedersen, the sole Selling Shareholder. Mr. Pedersen will be eligible to reoffer and sell all such shares pursuant to this reoffer prospectus. Mr. Pedersen is, and has been throughout the past three years, our Chairman of the Board of Directors and Chief Executive Officer.

As of the date of the filing of this registration statement, the Selling Shareholder is the beneficial owner of 15,032,293 shares of our Class B common stock, including 609,296 shares of Class B common stock owned by the Plan for the Selling Shareholder’s benefit, and zero shares of Class A Stock. The shares of Class B common stock currently held by the Plan are to be distributed to the Selling Shareholder in accordance with the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act of 2004. Mr. Pedersen may convert the Class B common stock into Class A Stock at his option on a share-per-share basis. Any shares of Class B common stock issued to the Selling Shareholder under the Plan will be converted into shares of Class A Stock at the time of sale or other transfer by the Selling Shareholder.

The chart below illustrates the Selling Shareholder’s beneficial ownership of our common stock before and after the completion of the offering for his account of the shares being registered pursuant to this registration statement:

Selling Shareholder	Shares Beneficially Owned Before the Offering		Number of Shares Offered and Available for Resale	Shares Beneficially Owned After the Offering(1)
	Number	Percentage		Number	Percentage
George J. Pedersen

Class A Shares	—	—	609,296	609,296	3.1	%(2)

Class B Shares	15,032,293	100%	—	14,422,997	100%

(1)	The shares of Class B common stock will be converted to Class A Stock only upon the sale, gift or other transfer of the shares by the Selling Shareholder. This chart assumes the conversion of all shares that may be issued under the Plan to the Selling Shareholder, that no other shares beneficially owned by the Selling Shareholder are sold, and that no additional shares (other than the shares covered by this registration statement) are acquired by the Selling Shareholder.
(2)	Based on 19,021,556 shares of Class A Stock issued and outstanding as of January 4, 2007.

PLAN OF DISTRIBUTION

The Selling Shareholder expects to donate, from time to time, a substantial portion of the shares covered by this reoffer prospectus to one or more charitable organizations. In addition to or in lieu of donating the shares, the Selling Shareholder may, from time to time, sell all or a portion of the shares covered by this reoffer prospectus by one or more of the following methods:

•	on the NASDAQ Global Select Market, or such other exchange on which Class A Stock may from time to time be trading;

•	in privately negotiated transactions or otherwise;

•	at fixed prices that may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices related to such market prices or at prices otherwise negotiated;

•	in block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal;

•	by an exchange distribution in accordance with the rules of such exchange;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	by withholding for payment of taxes; or

•	by a combination of any of the above methods of sale.

In effecting sales, brokers and dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for the Selling Shareholder, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholder may be deemed an “underwriter” as defined in the Securities Act of 1933 in connection with the sale of the shares offered by this reoffer prospectus. Any broker-dealers or agents that participate with the Selling Shareholder in sales of the shares may be considered to be “underwriters” within the meaning of the Securities Act of 1933 in connection with sales in which they participate. If any broker-dealers or agents are considered to be “underwriters,” then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1933.

The Selling Shareholder and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and related rules and regulations, including Regulation M, to the extent it applies. The Securities Exchange Act of 1934 and related rules may limit the timing of purchases and sales of any of the shares by the Selling Shareholder, or any other person, that may affect the marketability of the shares. The Selling Shareholder also must comply with the applicable prospectus delivery requirements under the Securities Act of 1933 in connection with the sale or distribution of the shares.

We are required to pay certain fees and expenses incident to the registration of the shares for resale by the Selling Shareholder.

This offering will terminate on the date on which the Selling Shareholder has sold all shares offered by means of this reoffer prospectus.

LEGAL MATTERS

The legality of the shares of Class A Stock being offered by means of this reoffer prospectus has been passed on for us by McGuireWoods LLP.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE INVESTORS CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, to allow the Selling Shareholder to sell the Class A Stock offered by means of this reoffer prospectus. This reoffer prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the Class A Stock offered by means of this reoffer prospectus, please refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this reoffer prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer investors to the copy of the contract or document that has been filed.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Investors can read and copy any document we file at the SEC’s public reference rooms at the following location:

Headquarters Office

100 F Street, N.E.

Room 1580

Washington, DC 20549

(202) 551-8090

Investors can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The documents that we file with the SEC, including the registration statement, are available to investors on this website. Investors can log onto the SEC’s website at http://www.sec.gov. Certain information is also available at our website at http://www.mantech.com.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to investors by referring to those documents. As a result, investors may need to review other documents filed by us with the SEC to obtain more information. Information is incorporated into this reoffer prospectus in two ways. First, if information is contained in a document that we filed with the SEC before the date of this reoffer prospectus, the document is specifically identified below. Second, all of the information provided in a periodic or other report or proxy statement filed by us with the SEC after the date of this reoffer prospectus and before the date that the offering described in this reoffer prospectus is terminated is incorporated by reference.

The information contained in the documents we incorporate by reference is considered a part of this reoffer prospectus. Additionally, because information concerning us, whether contained in this reoffer prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the SEC after the date of this reoffer prospectus will update and supersede older information contained in, or incorporated by reference into, this reoffer prospectus.

We incorporate by reference into this reoffer prospectus all the documents listed below:

•	Our annual report on Form 10-K filed with the SEC on March 10, 2006 for the fiscal year ended December 31, 2005;

•	Our quarterly reports on Form 10-Q (i) filed with the SEC on November 6, 2006 (for the fiscal quarter ended on September 30, 2006); (ii) filed with the SEC on August 7, 2006 (for the fiscal quarter ended on June 30, 2006); and (iii) filed with the SEC on May 5, 2006 (for the fiscal quarter ended March 31, 2006); and

•	Our current reports on Form 8-K (i) filed with the SEC on October 11, 2006 (dated October 4, 2006); (ii) filed with the SEC on August 3, 2006 (dated July 31, 2006), (ii) filed with the SEC on June 13, 2006 (dated June 8, 2006), (iii) filed with the SEC on May 3, 2006 (dated May 3, 2006), (iv) filed with the SEC on March 13, 2006 (dated March 7, 2006); and (v) filed with the SEC on February 22, 2006 (dated February 22, 2006).

•	The description of the our Class A Stock as set forth in our registration statement on Form 8-A, as filed with the SEC on January 25, 2002, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition to the documents listed above, we incorporate by reference into this reoffer prospectus all documents filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this reoffer prospectus and until all shares of the Class A Stock being offered by means of this reoffer prospectus have been sold by the Selling Shareholder or the registration statement which we have filed with the SEC relating to the Class A Stock ceases to be effective.

We will deliver a free copy of any document incorporated by reference into this reoffer prospectus but not delivered with this reoffer prospectus to anyone who receives this reoffer prospectus. Exhibits filed with the documents that are incorporated by reference into this reoffer prospectus will be delivered only if the exhibits have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to: Chief Financial Officer, ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033, (703) 218-6000.

No dealer, salesperson, or any other person has been authorized to give any information or to make any representation not contained in this reoffer prospectus. Any information or representation not contained herein must not be relied upon as having been authorized by us or the Selling Shareholder. This reoffer prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities covered by this reoffer prospectus; nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this reoffer prospectus by us or the Selling Shareholder in any state where such offer or solicitation is not permitted. Neither the delivery of this reoffer prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date on the front of this document.

If the Selling Shareholder effects transactions in the shares of Class A Stock offered by means of this prospectus, he is required to deliver a copy of this prospectus to any purchaser of the shares of Class A Stock at or before the time a certificate representing the shares of common stock is delivered to the purchaser.

PART II

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed as part of this registration statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed as part of this registration statement pursuant to Note to Part I of Form S-8.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The SEC allows ManTech to “incorporate by reference” the information that ManTech files with the SEC, which means that ManTech can disclose important information to investors by referring to those documents. As a result, investors may need to review other documents filed by ManTech with the SEC to obtain more information. The information contained in the documents ManTech incorporates by reference is considered a part of this registration statement. Additionally, because information concerning ManTech, whether contained in this registration statement or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that ManTech files with the SEC after the date of this registration statement, and before the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all securities remaining unsold, will update and supersede older information contained in, or incorporated by reference into, this registration statement.

ManTech hereby incorporates by reference the following documents previously filed with the SEC:

•	ManTech’s annual report on Form 10-K filed with the SEC on March 10, 2006 for the fiscal year ended December 31, 2005;

•	ManTech’s quarterly reports on Form 10-Q (i) filed with the SEC on November 6, 2006 (for the fiscal quarter ended on September 30, 2006); (ii) filed with the SEC on August 7, 2006 (for the fiscal quarter ended on June 30, 2006); and (iii) filed with the SEC on May 5, 2006 (for the fiscal quarter ended March 31, 2006); and

•

ManTech’s current reports on Form 8-K (i) filed with the SEC on October 11, 2006 (dated October 4, 2006); (ii) filed with the SEC on August 3, 2006 (dated July 31, 2006), (ii) filed with the SEC on June 13, 2006 (dated June 8, 2006), (iii) filed with the SEC on May 3, 2006 (dated May 3, 2006), (iv) filed with the SEC on March 13, 2006 (dated

March 7, 2006); and (v) filed with the SEC on February 22, 2006 (dated February 22, 2006).

•	The description of the ManTech’s Class A common stock as set forth in ManTech’s registration statement on Form 8-A, as filed with the SEC on January 25, 2002, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition to the documents listed above, ManTech incorporates by reference into this registration statement all documents filed by ManTech with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 145 of the DGCL provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by and by-law, agreement, vote of shareholders or disinterested directors or otherwise.

ManTech’s Certificate of Incorporation and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of ManTech (or is or was serving at the request of ManTech as director, officer, employee or agent of another entity), shall be indemnified and held harmless by ManTech to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement)

reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against ManTech to recover the amount of an unpaid claim, ManTech is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of ManTech. ManTech’s Certificate of Incorporation and Bylaws further provide that an officer or director may (60 days after a written claim has been received by ManTech) bring suit against ManTech to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the Board of Directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ManTech’s Certificate of Incorporation and Bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by ManTech the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to ManTech by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

ManTech may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person.

The above discussion of the DGCL and of ManTech’s amended and restated Certificate of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated Certificate of Incorporation, Bylaws, and indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Incorporation by Reference
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant	(1)

4.2	Second Amended and Restated Bylaws of the Registrant	(2)

5.1	Opinion regarding legality of shares of Class A Common Stock

10.1	ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen)	(3)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of McGuireWoods LLP	(4)

24.1	Power of Attorney	(5)

(1)	Incorporated herein by reference from Amendment No. 3 as filed with the SEC on January 30, 2002 to ManTech’s Registration Statement on Form S-1 as filed with the SEC on November 23, 2001.
(2)	Incorporated herein by reference from ManTech’s Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Incorporated herein by reference from ManTech’s Current Report on Form 8-K filed with the SEC on March 13, 2006.
(4)	Contained in the Opinion filed as Exhibit 5.1.
(5)	The Power of Attorney is contained within the signature page below.

Item 9. Undertakings.

(a) ManTech hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ManTech pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) ManTech hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ManTech’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, ManTech has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of ManTech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ManTech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ManTech certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on January 5, 2007.

MANTECH INTERNATIONAL CORPORATION.

By:	/s/ George J. Pedersen
George J. Pedersen
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned officers or directors of MANTECH INTERNATIONAL CORPORATION, a Delaware corporation (the “Corporation”), hereby constitute and appoint George J. Pedersen his or her true and lawful attorney in fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering securities of the Corporation which may be issued pursuant to the Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) of the Corporation, with power to sign and file any amendment or amendments, including post-effective amendments thereto, with all exhibits thereto and any and all other documents in connection therewith, hereby granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 5, 2007.

Signature	Title(s)

/s/ George J. Pedersen	Chairman of the Board of Directors and
George J. Pedersen	Chief Executive Officer

/s/ Kevin M. Phillips	Chief Financial Officer
Kevin M. Phillips

/s/ John J. Fitzgerald	Controller (Principal Accounting Officer)
John J. Fitzgerald

/s/ Richard L. Armitage	Director
Richard L. Armitage

/s/ Mary K. Bush	Director
Mary K. Bush

/s/ Barry G. Campbell	Director
Barry G. Campbell

/s/ Robert A. Coleman	Director, Chief Operating Officer and
Robert A. Coleman	President

/s/ Walter R. Fatzinger	Director
Walter R. Fatzinger

/s/ David E. Jeremiah	Director
David E. Jeremiah

/s/ Richard J. Kerr	Director
Richard J. Kerr

Director
Kenneth A. Minihan

/s/ Stephen W. Porter	Director
Stephen W. Porter

Director
Paul G. Stern

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS FILED WITH

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANTECH INTERNATIONAL CORPORATION

MANTECH INTERNATIONAL CORPORATION

EXHIBIT INDEX

Exhibit Number	Description	Incorporation by Reference
4.1	Second Amended and Restated Certificate of Incorporation of ManTech International Corporation	(1)

4.2	Second Amended and Restated Bylaws of ManTech International Corporation	(2)

5.1	Opinion regarding legality of shares of Class A Common Stock

10.1	ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen)	(3)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of McGuireWoods LLP	(4)

24.1	Power of Attorney	(5)

(1)	Incorporated herein by reference from Amendment No. 3 as filed with the SEC on January 30, 2002 to ManTech’s Registration Statement on Form S-1 as filed with the SEC on November 23, 2001.
(2)	Incorporated herein by reference from ManTech’s Annual Report on Form 10-K for the year ended December 31, 2003.
(3)	Incorporated herein by reference from ManTech’s Current Report on Form 8-K filed with the SEC on March 13, 2006.
(4)	Contained in the Opinion filed as Exhibit 5.1 to the registration statement on Form S-8.
(5)	The Power of Attorney is contained within the signature page to the registration statement on Form S-8.

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